                                                                    EXHIBIT 99.1
                        Applied Microsystems Corporation

                                  July 1, 2005

To the Shareholders of Applied Microsystems Corporation ("Applied"):

Pursuant to the plan of complete liquidation and dissolution (the "Plan of Dissolution"), dated March 10, 2003, and approved by the shareholders of Applied on May 22, 2003, enclosed herewith is the final liquidating distribution. In connection with the final distribution, please be advised of the following:

     1. The record date for the final liquidating distribution has been set by the Company's board of directors as June 30, 2005. The Company filed its articles of dissolution with the Washington Secretary of State on June 30, 2003, which became effective upon filing. The Company instructed its transfer agent to close the share transfer records of the Company as of the close of business on June 30, 2003, and to no longer recognize or record any transfers of shares of the Company's common stock after such date. The Company declared an initial liquidating distribution and paid such distribution on or about November 21, 2003, to the Company's shareholders of record at the close of business on June 30, 2003. Because the Company's stock transfer books were closed effective as of the close of business on June 30, 2003, the initial liquidating distribution was made, and the final liquidating distribution will be made, only to the shareholders of record at the close of business on June 30, 2003, except as may be necessary as a result of any assignments by will, intestate succession or operation of law.

     2. The payment date for the Company's final liquidating distribution is July 1, 2005. The Company has appointed its transfer agent, Mellon Shareholder Services, to serve as Paying Agent for the purpose of the liquidating distribution. The liquidating distribution has been mailed to the Company's shareholders of record without any action on the part of the Company's shareholders.

     3. The final liquidating distribution is in an amount of $0.0651 per share of the Company's common stock.

     4. Pursuant to the Plan of Dissolution, the final distribution is in complete redemption and cancellation of all of the outstanding shares of the Company's common stock. As a result, by virtue of the final distribution and without any action on the part of the holders of any of the Company's securities, upon the final distribution each share of the Company's common stock outstanding immediately prior to the final distribution will be cancelled and extinguished.

Sincerely yours,


/s/ Stephen J. Verleye
----------------------
Applied Microsystems Corporation
By: Stephen J. Verleye
Its: Director